Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Forms S-8 No. 333-268886) pertaining to the Restricted Stock Plan of Afya Limited;
(2)	Registration Statement (Forms S-8 No. 333-268884) pertaining to the Amended and Restated Stock Option Plan of Afya Limited
(3)	Registration Statement (Forms S-8 No. 333-251147) pertaining to the Long-term Incentive Plan of Afya Limited
(4)	Registration Statement (Forms S-8 No. 333-232739) pertaining to the Stock Option Plan of Afya Participações S.A.

of our reports dated March 20, 2023, with respect to the consolidated financial statements of Afya Limited, and the effectiveness of internal control over financial reporting of Afya Limited, included in this Annual Report (Form 20-F) for the year ended December 31, 2022.

/s/ ERNST & YOUNG

Auditores Independentes S.S. Ltda.

Belo Horizonte, Brazil

Abril 28, 2023